EXHIBIT 10.1

AMENDMENT NO. 2

TO THE

TIME WARNER EXCESS BENEFIT PENSION PLAN

(Amended and Restated as of May 1, 2008)

1.	A new Appendix A shall be added to the Time Warner Excess Benefit Pension Plan to read as follows:

APPENDIX A

PROVISIONS RELATING TO THE SPIN-OFF OF TIME INC.

The following provisions of this Appendix A establish specific rules in connection with the spin-off of Time Inc. from Time Warner Inc.

A.1      Definitions.

  (a)        Separation Date.   “Separation Date” shall be the effective date of the separation of Time Inc. from the Company’s controlled group.

  (b)        Post-Separation Time Inc. Participant.   “Post-Separation Time Inc. Participant” shall mean a Participant who: (i) was an Employee of Time Inc. or any subsidiary thereof at any time between January 1, 2014 and the Separation Date (including any Employee who transfers from employment with Time Warner Inc. or any subsidiary thereof to Time Inc. or any subsidiary thereof); and (ii) was a former Employee of Time Inc. or any subsidiary thereof at any time between December 31, 2013 and the Separation Date and who was receiving severance pay under a severance plan or arrangement of Time Inc. or any subsidiary thereof at any time between December 31, 2013 and the Separation Date.

A.2      Cessation of Status As Employing Company.   Effective as of the Separation Date, Time Inc. and all subsidiaries thereof that participate in the Plan shall cease to be Employing Companies and the Post-Separation Time Inc. Participants shall no longer be eligible to participate in the Plan.

A.3      Treatment of Liabilities.   Effective as of the Separation Date, all liabilities for Plan benefits attributable to Post-Separation Time Inc. Participants shall be governed by the Time Inc. Excess Benefit Pension Plan and be and remain liabilities of Time Inc.

2.	This Amendment shall be effective as of the Separation Date.